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------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
   F.A. Creasey                          |    Hollinger International Inc.--HLR            |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |       X   Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
  c/o Hollinger International Inc.       |   Reporting Person,   |                         |           Other (specify below)
  401 North Wabash, Suite 740            |   if an Entity        |     December 2000       |     -----
                                         |   (Voluntary)         |                         |      Group Corporate Controller
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
   Chicago, Illinois 60611               |                       |     (Month/Year)        | X  Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 Class A Common (transaction resulting|   12/8/00    |   M   |  V    | 5,000  |  A   |  $9.71   |  0          |    D     |
 from Option exercise: See Table II)  |--------------------------------------------------------------------------------------------
                                      |   12/8/00    |   M   |  V    | 5,000  |  D   | $16.44   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |   12/8/00    |   M   |  V    | 5,000  |  A   | $12.25   |  0          |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |   12/8/00    |   M   |  V    | 5,000  |  D   | $16.44   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |   12/8/00    |   M   |  V    | 3,750  |  A   | $11.63   |  0          |    D     |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |   12/8/00    |   M   |  V    | 3,750  |  D   | $16.44   |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
--------------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                      |              |       |       |        |      |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code | V  | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Employee stock          |     $9.71   |  12/8/00 |   D   | V  |        | (1)     | (1)   | 7/31/06|Class A | (1)       |
options (right to buy)  |             |          |       |    |        |         |       |        |Common  |           |
under 1994 Plan         |             |          |       |    |        |         |       |        |Stock   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Under 1997 Plan         |    $11.63   |  12/8/00 |   D   | V  |        | (2)     | (2)   | 2/11/09|Class A | (2)       |
                        |             |          |       |    |        |         |       |        |Common  |           |
                        |             |          |       |    |        |         |       |        |Stock   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Under 1997 Plan         |    $12.25   |  12/8/00 |   D   | V  |        | (3)     | (3)   | 2/25/09|Class A | (3)       |
                        |             |          |       |    |        |         |       |        |Common  |           |
                        |             |          |       |    |        |         |       |        |Stock   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
     0            |                        |
------------------|------------------------|------------------------------
   11,250         |           D            |
------------------|------------------------|------------------------------
   15,000         |           D            |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:
(1) 5,000; These options were granted to the reporting person under the Company's 1997 Stock Incentive Plan on 8/1/96 ("Grant Date")
    25% of the options become exercisable on each of the first, second, third and fourth anniversaries of the Grant Date.
(2) 3,750; These options represent 25% of the options granted (the "Grant") to the reporting person under the Company's 1997 Stock
    Incentive Plan on 2/12/99 ("Grant Date"). 25% of the Grant becomes exercisable on each of the first, second, third and fourth anniversaries of the Grant Date.
(3) 5,000; These options represent 25% of the options granted (the "Grant") to the reporting person under the Company's 1997 Stock
    Incentive Plan on 2/26/99 ("Grant Date"). 25% of the Grant becomes exercisable on each of the first, second, third and fourth anniversaries of the Grant Date.

                                                                                    By:    F.A. CREASEY                    12/15/00
                                                                                        --------------------------------   -------
                                                                                        **Signature of Reporting Person      Date

  **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                           (Print or Type Responses)